SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A
                                (AMENDMENT NO. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        Pinnacle West Capital Corporation
             (Exact name of registrant as specified in its charter)


                Arizona                                     86-0512431
(State of Incorporation or Organization)       (IRS Employer Identification No.)


      400 North Fifth Street, P. O. Box 53999, Phoenix, Arizona 85072-3999
               (Address of principal executive offices) (Zip Code)


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------

Preferred Share Purchase Rights                   New York Stock Exchange
                                                  Pacific Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                -----------------
                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The stockholder rights plan (the "Rights Plan") of Pinnacle West Capital Corporation (the "Company") was amended, effective January 1, 2002, to (i) change the rights agent thereunder from BankBoston, N.A. to EquiServe Trust Company, N.A., and (ii) amend the qualification requirements of any successor rights agent.

     The changes to the Rights Plan are set forth in the Amendment to Rights Agreement (the "Amendment") by and among the Company, BankBoston N.A., and EquiServe Trust Company, N.A. The summary set forth below does not purport to be complete and is qualified in its entirety by the Amendment filed herewith and incorporated herein by reference.

     The primary effects of the Amendment are:

     * To change the Rights Agent from BankBoston, N.A. to EquiServe Trust Company, N.A.;

     * To eliminate the requirement that any successor Rights Agent have an office in the State of Arizona or New York; and

     * To change the requirement that any successor Rights Agent have, individually, a combined capital and surplus of at least $50 million, to the requirement that such successor Rights Agent have, individually or combined with an affiliate, a combined capital and surplus of at least $100 million.

ITEM 2. EXHIBITS.

     The Company hereby incorporates the following Exhibit by reference to the filing set forth below:

Exhibit No.    Description               Previously Filed As     File No.    Date Effective
-----------    -----------               -------------------     --------    --------------
4.1            Amendment to Rights       Exhibit 4.1 to the       1-8962        5-15-02
               Agreement effective as    Company's March 2002
               of January 1, 2002        Form 10-Q Report

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
                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    PINNACLE WEST CAPITAL CORPORATION



Dated: June 28, 2002                By: Barbara M. Gomez
                                        ----------------------------------------
                                        Barbara M. Gomez,
                                        Treasurer

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